N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2011 RESULTS,
HIGHLIGHTED BY STRONG AND CONSISTENT REVENUE GROWTH

•	Full Year Revenues of $102 Billion Increased 8% Year-Over-Year, and
Include an 8% Increase in Fourth Quarter Revenues to $26 Billion

•	Optum Revenues of Nearly $29 Billion Increased 21% Year-Over-Year

•	UnitedHealthcare Served 1.6 Million More People in 2011,
Including Growth of 175,000 People in the Fourth Quarter

MINNEAPOLIS (January 19, 2012) - UnitedHealth Group (NYSE: UNH) today reported fourth quarter and full year 2011 results, highlighted by strong enrollment and revenue growth in each of UnitedHealthcare's benefits businesses and strong revenue growth at all Optum business units. Full year and fourth quarter 2011 net earnings were $4.73 per share and $1.17 per share, respectively. Cash flows from operations were $7 billion in 2011.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “In 2012, we are committed to further elevating our performance and overall value to the people and markets we are privileged to serve, strengthening relationships across the health care landscape and accelerating innovation.”

The Company continues to estimate 2012 revenues in the range of $107 billion to $108 billion and net earnings in the range of $4.55 to $4.75 per share.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2011	2010	2011	2011	2010
Revenues	$25.9 billion	$24.0 billion	$25.3 billion	$101.9 billion	$94.2 billion
Earnings From Operations	$2.1 billion	$1.8 billion	$2.1 billion	$8.5 billion	$7.9 billion
Operating Margin	8.0%	7.5%	8.2%	8.3%	8.4%
Net Margin	4.9%	4.3%	5.0%	5.0%	4.9%

•
UnitedHealth Group's full year 2011 revenues of $101.9 billion increased $7.7 billion year-over-year and included fourth quarter revenues of $25.9 billion, up $1.9 billion over fourth quarter 2010. Both full year and fourth quarter 2011 revenues grew 8 percent year-over-year.

•
Full year 2011 earnings from operations were $8.5 billion and net earnings were $5.1 billion or $4.73 per share. Fourth quarter 2011 earnings from operations were $2.1 billion and net earnings were $1.3 billion or $1.17 per share.

•
Cash flows from operations were $7.0 billion for the full year, including $1.9 billion in the fourth quarter, when properly adjusted for CMS payment timing.[1] Cash flows from operations increased 11 percent from $6.3 billion in 2010 and were 136 percent of 2011 net earnings.

•
Fourth quarter days sales outstanding in accounts receivable of eight days was stable year-over-year. As expected, fourth quarter 2011 days claims payable decreased one day year-over-year to 48 days at December 31, 2011, due to continued acceleration in the timing of claims receipts.

•	UnitedHealth Group's year end 2011 debt to debt-plus-equity ratio of 29 percent decreased one percentage point year-over-year. Full year 2011 return on equity was 19 percent.

•
UnitedHealth Group repurchased 64.8 million shares for $3 billion in 2011 and paid $651 million in shareholder dividends in 2011, an increase of 45 percent year-over-year. The number of common shares outstanding has decreased 23 percent over the past five years.

______________________________
1Adjusted numbers are non-GAAP financial measures. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached financial schedules.

UnitedHealth Group Results - Continued

•
The full year 2011 medical care ratio of 80.8 percent increased 20 basis points year-over-year; the fourth quarter 2011 medical care ratio increased 10 basis points to 79.7 percent. Reserve development of $310 million in fourth quarter 2011 included $70 million from prior years, as compared to a total of $340 million in the fourth quarter of 2010, of which $140 million related to prior years.

•
The full year 2011 operating cost ratio of 15.3 percent increased 10 basis points year-over-year, while the fourth quarter operating cost ratio of 16.6 percent decreased 40 basis points year-over-year.

▪
Full year and fourth quarter 2010 operating costs included $200 million (20 basis points and 80 basis points, respectively) for goodwill impairment and business line disposition charges at OptumInsight for a business subsequently sold in June 2011.

▪	Full year and fourth quarter 2011 operating costs reflect the increased mix of Optum and UnitedHealthcare fee-based revenues and increased spending related to reform readiness and compliance.

•	The full year 2011 and fourth quarter income tax rates of 35.4 percent and 35.0 percent, respectively, both decreased year-over-year due to the resolution of various historical tax matters in 2011.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2011	2010	2011	2011	2010
Revenues	$24.2 billion	$22.5 billion	$23.6 billion	$95.3 billion	$88.7 billion
Earnings From Operations	$1.80 billion	$1.65 billion	$1.75 billion	$7.20 billion	$6.74 billion
Operating Margin	7.4%	7.3%	7.4%	7.6%	7.6%

•
Full year 2011 UnitedHealthcare revenues of $95.3 billion increased $6.6 billion or 7 percent year-over-year. UnitedHealthcare provided medical benefits to more than 34 million people at year end, a net increase of 1.6 million people in the past year. This broad-based increase included gains of more than 1 million people served in commercial markets and more than one-half million people served in public and senior markets.

•
UnitedHealthcare earnings from operations for full year 2011 of $7.2 billion increased by $463 million, with fourth quarter earnings from operations growing $146 million year-over-year to $1.8 billion. The full year and fourth quarter operating margins were stable year-over-year, as improvements in the operating cost ratio driven by operating leverage from revenue growth and productivity gains offset an increase to the medical care ratio.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•
Full year 2011 UnitedHealthcare Employer & Individual revenues of $45.4 billion grew $2.9 billion or 7 percent year-over-year, including growth of 6 percent in the fourth quarter. Fourth quarter revenues were $11.6 billion.

•
Over the past year, UnitedHealthcare grew its commercial business by 1,060,000 people. The 2011 full year results included growth of 915,000 people in fee-based offerings and 145,000 in risk-based products. The business grew to serve 70,000 more people in fourth quarter 2011, with gains in both risk-based (5,000 people) and fee-based (65,000 people) benefit products.

•
Year-over-year, UnitedHealthcare's full year 2011 commercial medical care ratio of 80.9 percent increased 30 basis points and the fourth quarter care ratio of 82.8 percent increased 190 basis points. These increases were driven by premium rebates to certain customers under health care reform and lower levels of reserve development. The unusually low level of utilization growth in fourth quarter 2010 was also a factor in the fourth quarter 2011 year-over-year increase.

UnitedHealthcare Medicare & Retirement

•
UnitedHealthcare Medicare & Retirement revenues increased $2 billion or 6 percent year-over-year to $36.1 billion in 2011. Fourth quarter Medicare & Retirement revenues of $8.9 billion grew $557 million or 7 percent year-over-year. Strong revenue growth was driven by increases in customers across UnitedHealthcare's primary senior market offerings in 2011.

▪
In Medicare Advantage, UnitedHealthcare brought services to 170,000 more people in 2011, an 8 percent year-over-year increase, including growth of 25,000 seniors and other beneficiaries in the fourth quarter.

▪	Growth in active Medicare Supplement products continued, with the number of people served increasing by 165,000 in 2011, including 40,000 people in the fourth quarter of 2011.

▪
At December 31, 2011, 4.9 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans, representing increases of 325,000 people over the past 12 months and 25,000 people during the fourth quarter of 2011.

UnitedHealthcare Community & State

•
In 2011 Community & State revenues of $13.8 billion increased $1.7 billion or 14 percent year-over-year, due to strong growth in people served through state-sponsored benefit programs. Fourth quarter revenues increased $417 million or 13 percent year-over-year to $3.7 billion.

•
During the past 12 months, UnitedHealthcare expanded its Medicaid services to 205,000 more people, including 40,000 in the fourth quarter, and served more than 3.5 million people at year end. Membership increased 6 percent in 2011, driven by continued in-market growth and geographic and product expansion.

•	2011 Community & State revenues grew faster than membership due to growth in medically complex patients through new programs with key state partners.

Optum is a technology-enabled health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. By helping connect and align health system participants and providing them actionable information at the points of decision-making, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance. Optum is organized in three segments:

•	OptumHealth focuses on health management and wellness, clinical services and financial services;

•	OptumInsight delivers technology, health intelligence, consulting and business outsourcing solutions; and

•	OptumRx specializes in pharmacy services.
The breadth of this portfolio allows Optum to impact key activities that help enable better integrated, more sustainable health care.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2011	2010	2011	2011	2010
Revenues	$7.6 billion	$6.2 billion	$7.2 billion	$28.7 billion	$23.6 billion
Earnings From Operations	$279 million	$153 million	$320 million	$1.26 billion	$1.12 billion
Operating Margin	3.7%	2.5%	4.4%	4.4%	4.8%

•
In 2011 Optum revenues increased $5 billion or 21 percent to $28.7 billion. The revenue advance was driven by organic growth and recent acquisitions. Optum revenues for the fourth quarter of 2011 increased $1.4 billion or 23 percent to $7.6 billion.

•
Optum's 2011 earnings from operations of $1.3 billion increased $137 million or 12 percent year-over-year. Growth in revenues was offset by a reduction in operating margins to 4.4 percent due to changes in business mix and realignment of certain internal business arrangements. Fourth quarter 2011 earnings of $279 million increased $126 million due to goodwill impairment and business disposition charges in fourth quarter 2010 that did not recur, and earnings contributions from revenue growth, partially offset by the impact of internal business arrangements and investments to support future growth.

Optum Business Results - Continued

OptumHealth

•	OptumHealth serves nearly one in five Americans, having increased the number of unique people served by 2 million in 2011 to approximately 60 million people.

•
OptumHealth revenues of $6.7 billion increased $2.1 billion or 47 percent year-over-year in 2011, including growth of $629 million or 54 percent year-over-year to $1.8 billion in the fourth quarter of 2011, due to a combination of strong business growth and revenue contributions from recent acquisitions.

•
Full year 2011 earnings from operations of $423 million decreased by $88 million year-over-year, and the operating margin decreased to 6.3 percent. The year-over-year decreases in earnings from operations and operating margin reflect the mix effect of growth and expansion in newer businesses such as clinical services and the impact of internal business and service realignments that took effect at the beginning of 2011. Full year earnings from operations exceeded the Company's initial 2011 outlook and fourth quarter 2011 earnings from operations of $64 million exceeded the most recent outlook.

•
Growth in dedicated health banking activities continues. At December 31, 2011, OptumHealth Financial Services assets under management grew 31 percent year-over-year to nearly $1.5 billion, and the business grew to serve more than 2.3 million consumer accounts, up 13 percent year-over-year. OptumHealth Financial Services grew the electronic transmission of medical payments over its connectivity network by 25 percent year-over-year to $54 billion in 2011.

OptumInsight

•
OptumInsight revenues increased to $2.7 billion in 2011, an advance of 14 percent year-over-year, and were stable in the fourth quarter at $717 million, despite the disposition of the clinical trials business earlier in 2011. Excluding this disposition, fourth quarter revenues grew by 18 percent[1].

•
Full year 2011 sales bookings increased 27 percent year-over-year, driven by strength in clinical, analytical and connectivity technologies and services for the health care provider market. At December 31, 2011, the contract revenue backlog grew more than $800 million or 26 percent year-over-year on a comparable basis. In addition, the year end 2011 backlog of $4.0 billion was adjusted upward by $400 million as a result of conforming backlog reporting across recent acquisitions.

•
OptumInsight's full year 2011 earnings from operations of $381 million increased $97 million or 34 percent year-over-year, after adjustment for fourth quarter 2010 goodwill impairment and business disposition charges.[1] Fourth quarter 2011 earnings from operations of $120 million increased $19 million or 19 percent year-over-year, also on an adjusted basis.[1] The more than 2 percentage point year-over-year improvements in comparable full year and fourth quarter operating margins[1] were driven by an improved mix of higher margin services.

______________________________
1Adjusted numbers are non-GAAP financial measures. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached financial schedules.

Optum Business Results - Continued

OptumRx

•
OptumRx full year 2011 revenues of $19.3 billion grew $2.6 billion or 15 percent year-over-year, due to higher prescription volumes driven by growth in people served through both UnitedHealthcare and unaffiliated customers. Fourth quarter revenues of $5.1 billion grew $812 million or 19 percent year-over-year.

•
During 2012 UnitedHealth Group anticipates it will absorb approximately $150 million in operating costs in preparation and support of new business growth, with approximately $115 million of these costs borne by OptumRx. The transition of UnitedHealthcare's commercial business from an unaffiliated service provider is expected to add 12 million members to OptumRx on a staged basis in 2013.

•
OptumRx full year earnings from operations of $457 million decreased $72 million year-over-year, as investments in 2011 to support growth initiatives and the in-sourcing of UnitedHealthcare commercial pharmacy benefits offset the earnings contribution from higher revenues and greater use of generic medications. The generic usage rate reached 76 percent of total volume in fourth quarter 2011, an increase of 3 percentage points year-over-year. Fourth quarter 2011 earnings from operations were $95 million.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through February 2, 2012, following the live call. The conference call replay can also be accessed by dialing 1-855-859-2056, conference ID # 88014350. This earnings release and the Form 8-K dated January 19, 2012 may also be accessed from the Investors page of the Company's Web site.

Forward-Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws, including any that could arise out of the potential liquidation of Penn Treaty Network America Insurance Company; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; potential reductions in revenue received from Medicare and Medicaid programs; failure to comply with restrictions on patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; the performance of our investment portfolio; possible impairment of the value of our intangible assets in connection with dispositions or if future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in UnitedHealth Group's reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2011

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Reconciliation of Non-GAAP Financial Measures

◦	Adjusted Cash Flows from Operating Activities

◦	OptumInsight Results Excluding Special Items

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues
Premiums	$23,361	$21,685	$91,983	$85,405
Services	1,722	1,573	6,613	5,819
Products	691	621	2,612	2,322
Investment and other income	142	151	654	609
Total revenues	25,916	24,030	101,862	94,155
Operating Costs
Medical costs	18,621	17,258	74,332	68,841
Operating costs	4,308	4,087	15,557	14,270
Cost of products sold	623	563	2,385	2,116
Depreciation and amortization	290	320	1,124	1,064
Total operating costs	23,842	22,228	93,398	86,291
Earnings from Operations	2,074	1,802	8,464	7,864
Interest expense	(139)	(118)	(505)	(481)
Earnings Before Income Taxes	1,935	1,684	7,959	7,383
Provision for income taxes	(677)	(641)	(2,817)	(2,749)
Net Earnings	$1,258	$1,043	$5,142	$4,634
Diluted Net Earnings Per Common Share	$1.17	$0.94	$4.73	$4.10
Diluted weighted-average common shares outstanding	1,075	1,106	1,087	1,131

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31,	December 31,
	2011	2010
Assets
Cash and short-term investments	$12,006	$11,195
Accounts receivable, net	2,294	2,061
Other current assets	6,050	5,137
Total current assets	20,350	18,393
Long-term investments	16,166	14,707
Other long-term assets	31,373	29,963
Total assets	$67,889	$63,063
Liabilities and Shareholders' Equity
Medical costs payable	$9,799	$9,220
Commercial paper and current maturities of long-term debt	982	2,480
Other current liabilities	13,141	12,000
Total current liabilities	23,922	23,700
Long-term debt, less current maturities	10,656	8,662
Future policy benefits	2,445	2,361
Deferred income taxes and other liabilities	2,574	2,515
Shareholders' equity	28,292	25,825
Total liabilities and shareholders' equity	$67,889	$63,063

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended December 31,
	2011	2010
Operating Activities
Net earnings	$5,142	$4,634
Noncash items:
Depreciation and amortization	1,124	1,064
Deferred income taxes and other	(8)	248
Share-based compensation	401	326
Net changes in operating assets and liabilities	309	1
Cash flows from operating activities	6,968	6,273
Investing Activities
Cash paid for acquisitions, net of cash assumed	(1,844)	(2,323)
Cash received from dispositions	385	19
Purchases of property, equipment and capitalized software, net	(1,018)	(878)
Net purchases and maturities of investments	(1,695)	(2,157)
Cash flows used for investing activities	(4,172)	(5,339)
Financing Activities
Common stock repurchases	(2,994)	(2,517)
Customer funds administered	37	974
Dividends paid	(651)	(449)
Net change in commercial paper and long-term debt	478	94
Other, net	640	287
Cash flows used for financing activities	(2,490)	(1,611)
Increase (decrease) in cash and cash equivalents	306	(677)
Cash and cash equivalents, beginning of period	9,123	9,800
Cash and cash equivalents, end of period	$9,429	$9,123

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION (a)
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues
UnitedHealthcare (b)	$24,166	$22,525	$95,336	$88,730
OptumHealth	1,804	1,175	6,704	4,565
OptumInsight	717	716	2,671	2,342
OptumRx	5,084	4,272	19,278	16,724
Total Optum	7,605	6,163	28,653	23,631
Eliminations	(5,855)	(4,658)	(22,127)	(18,206)
Total consolidated revenues	$25,916	$24,030	$101,862	$94,155
Earnings from Operations
UnitedHealthcare	$1,795	$1,649	$7,203	$6,740
OptumHealth	64	123	423	511
OptumInsight	120	(99)	381	84
OptumRx	95	129	457	529
Total Optum	279	153	1,261	1,124
Total consolidated earnings from operations	$2,074	$1,802	$8,464	$7,864
Operating Margin
UnitedHealthcare	7.4%	7.3%	7.6%	7.6%
OptumHealth	3.5	10.5	6.3	11.2
OptumInsight	16.7	(13.8)	14.3	3.6
OptumRx	1.9	3.0	2.4	3.2
Total Optum	3.7%	2.5%	4.4%	4.8%
Consolidated operating margin	8.0%	7.5%	8.3%	8.4%

(a)
In 2011 the Company realigned certain of its businesses to respond to market changes and opportunities that are emerging as the health system evolves. The most significant change was the transfer of OptumHealth Specialty Benefits business from OptumHealth to UnitedHealthcare Employer & Individual. Our reportable segments remain the same and we have revised our segment information for prior periods to conform to the 2011 presentation.

(b)
Revenues for the three months and year ended December 31, 2011 were $11,621 and $45,449 for UnitedHealthcare Employer & Individual; $8,855 and $36,079 for UnitedHealthcare Medicare & Retirement; and $3,690 and $13,808 for UnitedHealthcare Community & State, respectively. Revenues for the three months and year ended December 31, 2010 were $10,954 and $42,589 for UnitedHealthcare Employer & Individual; $8,298 and $34,041 for UnitedHealthcare Medicare & Retirement; and $3,273 and $12,100 for UnitedHealthcare Community & State, respectively.

Use of Non-GAAP Financial Measures

2011 fourth quarter adjusted cash flows from operating activities and 2010 OptumInsight revenues, earnings from operations and operating margins excluding special items as used in the press release are not calculated in accordance with GAAP and should not be considered substitutes for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations and cash flows for the current period to that of prior periods, and to compare our results of operations and cash flows on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP
Reconciliation of Non-GAAP Financial Measures
Adjusted Cash Flows from Operating Activities
(in billions)

		Three Months Ended December 31, 2011
	GAAP cash flows from operating activities	$(0.4)
	October CMS premium payments received in September	2.3
	Adjusted cash flows from operating activities (a)	$1.9

(a)
Adjusted cash flows from operating activities is presented to facilitate the comparison of cash flows from operating activities for periods in which the Company does not receive its monthly premium payments from the Centers for Medicare and Medicaid Services (CMS) in the applicable quarter. CMS generally pays their monthly premiums on the first calendar day of the applicable month. If the first calendar day of the month falls on a weekend or a holiday, CMS has typically paid the Company on the last business day of the preceding calendar month. As such, GAAP operating cash flows may vary depending upon the timing of receipt of the monthly CMS premium payments. Adjusted cash flows from operating activities presents operating cash flows assuming the monthly CMS premium payments were received on the first calendar day of the applicable month. The timing of cash payments from CMS had no impact on 2011 full year cash flows from operations.

UNITEDHEALTH GROUP
Reconciliation of Non-GAAP Financial Measures
OptumInsight Results Excluding Special Items
(in millions, except percentages)

		Fourth Quarter
	2011 GAAP Revenues	$717
	2010 GAAP Revenues	716
	GAAP Increase in Revenues	1
	Add: Impact of 2010 Special Item (a)	108
	Non-GAAP Increase in Revenues	$109	18%

(a)	Includes revenues from the clinical trials services business which was subsequently sold in June 2011.

		Fourth Quarter		Full Year
	2011 GAAP Earnings from Operations	$120		$381
	2010 GAAP Earnings from Operations	(99)		84
	GAAP Increase in Earnings from Operations	219		297
	Less: Impact of 2010 Special Items (b)	200		200
	Non-GAAP Increase in Earnings from Operations	$19	19%	$97	34%

	2011 GAAP Operating Margin		16.7%		14.3%
	2010 GAAP Operating Margin		(13.8)%		3.6%
	GAAP Operating Margin Improvement		30.6%		10.7%
	Less: Operating Margin Impact of 2010 Special Items (b)		(27.9)%		(8.5)%
	Non-GAAP Operating Margin Improvement		2.6%		2.2%

(b)	Includes a total of $200 million in goodwill impairment and business line disposition charges.
Note:
For purposes of calculating operating margin, 2011 fourth quarter and full year GAAP revenues were $717 and $2,671, respectively; 2010 fourth quarter and full year GAAP revenues were $716 and $2,342, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	December 31, 2011	September 30, 2011	December 31, 2010
Commercial risk-based	9,550	9,545	9,405
Commercial fee-based	16,320	16,255	15,405
Total Commercial	25,870	25,800	24,810
Medicare Advantage	2,240	2,215	2,070
Medicaid	3,525	3,485	3,320
Medicare Supplement	2,935	2,895	2,770
Total Public and Senior (a)	8,700	8,595	8,160
Total UnitedHealthcare - Medical	34,570	34,395	32,970
Supplemental Data
Medicare Part D stand-alone	4,855	4,830	4,530

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

Note:	UnitedHealth Group served 78.1 million individuals across all businesses at December 31, 2011 and September 30, 2011, and 75.4 million at December 31, 2010.
Total Part D prescription drug plan membership was 7.1 million at December 31, 2011, 7.0 million at September 30, 2011, and 6.5 million at December 31, 2010.